Form 10-K405, Exhibit 13
period 1996-12-31
FIRST ALERT INC
filed 1997-03-31
CIK 918960

FIRST ALERT, INC.










                                             1996 Annual Report to Stockholders

FIRST ALERT, INC.








     3901 Liberty Street Road

     Aurora, Illinois 60504

First Alert, Inc., through its subsidiaries, is a leading manufacturer and marketer of smoke detectors, carbon monoxide detectors and other residential safety products.



          These high quality products are marketed in the United States and more than 50 other countries primarily under the FIRST ALERT[Registered Trademark] brand name, which is considered to be the most widely recognized consumer brand name in home safety.



     The Company's leadership position in home safety began in 1969 with the introduction of the first battery-operated residential smoke detector to receive an Underwriters Laboratories Inc. listing. The Company continues to earn the trust of consumers by developing and introducing innovative products that enhance home safety.






     Contents

     Product Testimonials
     Financial Summary                                          1
     Message from Management                                    2
     Letter to Stockholders                                     3
     Letter to Customers                                        6
     Letter to Employees                                        8
     Summary of Selected Consolidated/Combined Financial Data   9     [FIRST]
     Management Discussion and Analysis                        10
     Financial Statements                                      13
     Notes to Consolidated Financial Statements                17
     Report of Independent Accountants                         24
     Management's Responsibility for Financial Statements      24
     Corporate and Stockholder Information   Inside Back Cover



          This report contains certain statements that relate to future plans, expectations, events, performance and the like which are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including those set forth in the Company's report on Form 10-K expected to be filed with the Securities and Exchange Commission in March 1997.


     First Alert[Registered Trademark] is a registered trademark of the First Alert Trust; BRK [Registered Trademark] and Family Gard[Registered Trademark] are registered trademarks of First Alert, Inc.

     References to the corporate entity First Alert, Inc. ("First Alert" or the "Company") in this Annual Report to Stockholders mean either First Alert acting as a single entity or through its subsidiaries.

"Well, from what I know about carbon monoxide poisoning....
It's scary to think what could have happened in that house without...First Alert."

RUBEN AND ELMA PORTER -- Downers Grove, Illinois







                    "On November 12, 1996, I was awakened to the sound of my three First Alert Smoke Alarms. An umbrella had fallen onto my floor furnace, the plastic handle was melting through the grate onto the furnace.... I awoke to a smokey, odd smelling bedroom with my smoke alarm blasting....I am a very deep
                    sleeper...and often wondered if a smoke alarm would wake me. It did and I am very grateful to your company for putting out an affordable product, anyone can purchase to help the safety of their home and their lives. Thank you"

                    SANDRA SUE COLLINS -- Lexington, Kentucky







"I have been in the Fire Service for twenty-one years and I have fought many fires. I feel confident in saying that your smoke detector saved this house from burning to the ground. Firefighting is a tough job, but, thanks to your products, our job is getting a little easier..On behalf of all firefighters I would like to say 'Thank You' for everything you do."

BILL COOMBS, CHIEF, Laurens Fire Department -- Laurens, New York

                    "...we heard about this First Alert Carbon Monoxide
                    Detector....which we bought, and put it up about 6:30 and it went off at 9:30....It was a crack in the heat exchanger in the furnace....I KNOW it saved our lives..."

                    RICHARD AND MARGIE BEST -- Wolcottville, Indiana
















"On January 28, 1997, at 3 a.m. the First Alert Smoke Detector at my daughter's house...alerted her and her husband that there was a fire in their home. My son-in-law got up...to alert our two young grandsons who were sleeping in the other side of the home. He was able to get out the front door and went to the children's bedroom from the outside and was able to rescue my daughter and two grandsons. Their home was totally destroyed within minutes and if it were not for the smoke detectors they all would have perished....Thank you."

WARREN STEINKAMP WITH WIFE SHIRLEY (GRANDPARENTS) -- Steelville, Missouri


                                                                                             CORPORATE AND STOCKHOLDER INFORMATION




WORLD HEADQUARTERS               OFFICERS                           SUBSIDIARIES                 INVESTOR RELATIONS
                                                                    AND DIVISIONS
FIRST ALERT, INC.                MALCOLM CANDLISH                                                MICHAEL A. ROHL
3901 Liberty Street Road         Chairman of the Board              BRK BRANDS, INC.             Vice President and
Aurora, Illinois 60504                                              3901 Liberty Street Road     Chief Financial Officer
                                 B. JOSEPH MESSNER                  Aurora, Illinois 60504       First Alert, Inc.
BOARD OF DIRECTORS               President and                                                   3901 Liberty Street Road
                                 Chief Executive Officer            BRK BRANDS CANADA            Aurora, Illinois 60504
JOHN R. ALBERS(1)                                                   a division of
Chairman, President              WILLIAM K. BROUSE                  BRK Brands, Inc.             STOCK LISTING
and CEO (retired)                Vice President - Sales             6650 Finch Ave. West,
Dr Pepper/Seven-Up                                                  Unit 9                       THE NASDAQ NATIONAL
Companies, Incorporated          MARK A. DEVINE                     Rexdale, Ontario             MARKET
                                 Vice President - Engineering       M9W 5Y6 Canada               SYMBOL: ALRT
MALCOLM CANDLISH
Chairman of the Board            MICHAEL A. ROHL                    BRK BRANDS EUROPE LTD.       ANNUAL MEETING
                                 Vice President and                 Fountain House               OF STOCKHOLDERS
ANTHONY J. DINOVI(1)(2)          Chief Financial Officer            Canal View Road
Managing Director                                                   Newbury                      The Annual Meeting of
Thomas H. Lee Company            HALDON K. GRANT                    Berkshire RG14 5XF           Stockholders will be held
                                 General Counsel and                England                      Tuesday, May 6, 1997,
DAVID V. HARKINS(1)(2)           Secretary                          Susan Young,                 at 10:30 a.m. at the
Senior Managing Director                                            Managing Director            Hilton Hotel Lisle/Naperville
Thomas H. Lee Company                                                                            3003 Corporate West Drive
                                                                    BRK BRANDS PTY LTD.          Lisle, Illinois  60532.
B. JOSEPH MESSNER                                                   Unit 7, Riverside Centre     Telephone (630) 505-0900.
President and                                                       24-28 River Road West           Any First Alert, Inc.
Chief Executive Officer                                             Parramatta, NSW 2150         stockholder may receive,
                                                                    Australia                    without charge, a copy of the
SCOTT A. SCHOEN(1)(2)                                               Mark L. Euvrard,             most recent Annual Report on
Managing Director                                                   General Manager              Form 10-K, as filed with the
Thomas H. Lee Company                                                                            Securities and Exchange Commission,
                                                                    ELECTRONICA BRK              by writing to the following:
PETER M. WOOD(2)                                                    DE MEXICO S.A. DE C.V.
Former Managing Director                                            Fernando Borreguero y        MICHAEL A. ROHL
J.P. Morgan & Co.                                                   Lopez Mateos                 Vice President and
Incorporated                                                        Apartado Postal 2541-E       Chief Financial Officer
                                                                    Cd. Juarez, Chihuahua        First Alert, Inc.
                                                                    Mexico                       Post Office Box 68
(1) Compensation Committee                                                                       Aurora, Illinois 60507-0068
(2) Audit Committee                                                 INDEPENDENT                  (630) 851-7330
                                                                    ACCOUNTANTS
                                                                                                 (C)1997 First Alert, Inc.
                                                                    PRICE WATERHOUSE LLP         Printed in the U.S.A.
                                                                    200 East Randolph Drive      CM1050
                                                                    Chicago, Illinois 60601

                                                                    TRANSFER AGENT

                                                                    THE FIRST NATIONAL BANK
                                                                    OF BOSTON
                                                                    c/o Boston EquiServ, L.P.
                                                                    150 Royall Street
                                                                    Canton,
                                                                    Massachusetts 02110

                                                                                                             FINANCIAL SUMMARY
                                                  (in thousands, except per share data)     First Alert, Inc. and Subsidiaries




------------------------------------------------------------------------------------------------------------------------------

Year ended December 31,                                                                                 1996              1995
------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
------------------------------------------------------------------------------------------------------------------------------
  Net sales                                                                                         $205,607          $246,266
------------------------------------------------------------------------------------------------------------------------------
  Gross profit, excluding depreciation                                                                54,996           105,286
------------------------------------------------------------------------------------------------------------------------------
  Restructuring charge                                                                                 2,499                --
------------------------------------------------------------------------------------------------------------------------------
  Operating income (loss)                                                                            (26,519)           20,433
------------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                                                                  (18,702)           11,437
------------------------------------------------------------------------------------------------------------------------------
  Net income (loss) per share                                                                          (0.76)             0.46
------------------------------------------------------------------------------------------------------------------------------
  Weighted average shares outstanding                                                                 24,559            24,831
------------------------------------------------------------------------------------------------------------------------------
OTHER DATA:
------------------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                                                                     $  6,353          $  7,305
------------------------------------------------------------------------------------------------------------------------------
  Capital expenditures                                                                                 5,274            10,648
------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
------------------------------------------------------------------------------------------------------------------------------
  Working capital                                                                                   $ 73,748          $ 68,852
------------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                       186,491           206,993
------------------------------------------------------------------------------------------------------------------------------
  Long-term debt (including current maturities)                                                       60,500            52,200
------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity                                                                                88,852           107,044
------------------------------------------------------------------------------------------------------------------------------



                               [ALERT, INC. LOGO]

MESSAGE FROM MANAGEMENT


We failed to achieve the goals we had established for 1996. As a result, important changes have been made at the senior management level, in our strategies, and in our operating systems.

     The most visible change -- and the one that I believe is the most significant -- was the appointment last September of Joe Messner as President and Chief Executive Officer. Joe has had a distinguished career with major con sumer products companies, where he demonstrated an ability to grow sales and earnings. His experience, accomplishments and leadership skills mesh well with the challenges and opportunities we face in our Company.

     I am confident that Joe is the right person to lead First Alert to a new level of strong performance.



Sincerely,



/s/ Malcolm Candlish

Malcolm Candlish
CHAIRMAN OF THE BOARD


Focus, Innovation, Commitment. These three words best characterize the strategic direction of this Company and represent the theme of this year's Annual Report.

     A sharp focus on our core product lines and our valuable brand names is critical at First Alert, as we strive to return to an acceptable level of profitability. Innovation is also essential, as we apply the newest technology in creative ways to all of our products. And, throughout the Company, we will establish a culture of commitment to meeting the high standards we have set for our products and our Company's performance.

     This report addresses three separate audiences essential to the Company: our shareholders, our customers and our employees. With strong and appropriate leadership from management, working partnerships with our customers in the retail trade and the dedicated efforts of all our employees, I am confident that First Alert can build on its strengths and return to its stature as a growing, profitable company.



                                        Sincerely,

[PHOTO OF MALCOLM CANDLISH
 AND JOE MESSNER]
                                        /s/ B. Joseph Messner
                                        B. Joseph Messner
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                            TO OUR STOCKHOLDERS


The year just ended was a difficult one for First Alert. Sales declined significantly from the prior year, and the Company was unprofitable. Our stock performed equally poorly. In this report, we will discuss performance for the past year, which we regard as both disappointing and unacceptable. More importantly, we will outline the decisive steps already taken and the actions planned for the immediate future to position this Company to perform as our stockholders, customers and employees expect and deserve.

PERFORMANCE IN 1996   Net sales of $205.6 million for the year were 16.5% below
the level of the prior year. The major factors responsible for this decrease in sales were overall market softness and lower average selling prices of carbon monoxide detectors in 1996 compared to 1995, and lower sales volume of smoke detectors, reflecting lost distribution in certain key accounts.

     The Company's overhead expenses were much too high to achieve profitability at this level of sales volume. Consequently, we reported a net loss of $18.7 million, or $.76 per share. In addition to the impact of lower sales, the operating loss reflects the effect on gross margin of sharply reduced levels of production and resulting plant underutilization, particularly in the fourth quarter. Restructuring and other charges taken in the fourth quarter further increased the net loss.

                                 [LOGO: FOCUS]


1997 AND BEYOND   Last October, we announced plans to refocus and refresh First
Alert's product lines to compete more effectively in the evolving market environment. Accordingly, we initiated a series of actions designed to:

* Revitalize the Company's core product lines of smoke and carbon monoxide detectors and discontinue, reposition or outsource non-performing product lines;

* Reduce the Company's selling, general and administrative cost structures;

* Right-size and consolidate manufacturing operations;  and

* Aggressively address inventory levels.

These actions resulted in a charge of approximately $9.5 million before tax, or $0.23 per share after tax in the fourth quarter of 1996. The charge includes costs associated with product line decisions, related inventory and manufacturing equipment write-do wns and severance costs. The strategic importance of those actions is explained on the following pages.

REVITALIZE CORE PRODUCT LINES   The vast majority of our sales and earnings come
from two core product lines; smoke detectors and carbon monoxide detectors. In the past, in an effort to cover the broad home safety category, we have occasionally applied excessive resources to secondary lines with limit ed potential to contribute to earnings. We will evaluate product line extensions and consider extensions valuable only if they produce attractive returns for our stockholders by applying this Company's competitive advantages to the needs of our customers and consumers. We are scrutinizing our secondary product lines, and those not producing adequate contributions to earnings are being repositioned, outsourced or eliminated.

TO OUR STOCKHOLDERS



Today the primary focus of First Alert is the residential safety marketplace, particularly the very attractive opportunities that exist for our core product categories. Actions are underway to strengthen the Company's smoke detector lines with an emphasis on product design, features, benefits and enhancing consumer value. During 1997, we plan to introduce a series of new models of smoke detectors with distinctive benefits that are clearly communicated. Appealing new packaging that emphasizes the FIRST ALERT[Registered Trademark] brand name will make our products more productive on retailers' shelves.

     We are redesigning and refining performance of our carbon monoxide detectors, while also working to build consensus among standards-setting organizations within the industry. As the market leader, First Alert has the opportunity and, we believe, the responsibility to take a leadership role in the establishment of agreed-upon performance standards for carbon monoxide detectors. In the past, various interested parties, including the American Gas Association, Underwriters Laboratories Inc. (UL), the Consumer Product Safety Commission and GAMA (the detector manufacturers' trade association), have separately proposed standards which were often in conflict with one another. This situation created confusion that diminished consumer confidence in carbon monoxide detectors and slowed market growth. We believe that consumers are best served by a clear, consistent message, and it is our goal to develop such a message for the industry.

In evaluating products -- either new products or those presently in our line
-- we ask ourselves two major questions. First, "Is it something the consumer wants and needs?" And second, "Do we bring a core competency to the category?" Only if we can answer both positively, and if we can bring the product to market in a cost-effective manner, does the item belong in our line.

While refreshing the product line, we are also rejuvenating our marketing programs. Our objective is to mount advertising and public relations campaigns that will contribute to category growth by increasing consumer awareness of safety issues, while also communicating a strong brand message stressing the advantages of FIRST ALERT products.

REDUCE SELLING, GENERAL AND ADMINISTRATIVE EXPENSES   We have taken dramatic
steps to reduce selling, general and administrative (SG&A) expense levels. We have reduced our staffing levels by approximately 10% and plan substantial reductions in other SG&A expenses. In 1996, we have recognized the severance costs related to these changes; the cost savings will begin in 1997.

RATIONALIZE MANUFACTURING OPERATIONS AND ADDRESS INVENTORY LEVELS   In the
fourth quarter of 1996, we provided for costs associated with reducing excess inventory levels of components and certain finished goods. Equally important, we have taken steps to build the forecasting and materials management capabilities to avoid accumulations of excess inventory in the future. There is a significant opportunity to improve earnings and cash flow through improved production planning and better inventory management. These two functional areas are closely related to one another, and they must work in concert in order to be effective.

We have already established a corporate materials management function, and we will soon have a senior executive responsible for all operations at headquarters. Manufacturing is collaborating effectively with sales forecasting on our master schedule for production. Our sales force, in turn, is working more closely with major customers to project the timing and levels of sales so that production can be scheduled accordingly.

     Significant changes in our manufacturing operations are also in progress. At our Juarez plant, improved manufacturing flexibility will reduce lead times. We have reduced component lead times up to 50% in the last five months by consolidating our supplier base, while strengthening partnerships with our key suppliers. Over the next few months, we will be examining every aspect of the design and manufacture of our products, analyzing the potential to use common components across a range of products and determining which of certain non-core products could be manufactured more efficiently through outsourcing.


                                                                      [LOGO]

     STRENGTHEN BRAND IDENTITY   While acting decisively to correct the problems
     of the immediate past, we are also taking positive steps to emphasize and take advantage of the strength of the FIRST ALERT[Registered Trademark] brand. This powerful brand name is a valuable asset and a major reason for our position of leadership in the home safety category. Our brand has a high level of awareness that would be extremely difficult and expensive to develop anew. Now we must develop existing awareness with a more complete brand communication statement, so that consumers everywhere know that FIRST ALERT stands for quality, durability, technology and for the satisfaction that comes from knowing the home is safe.

     INTERNATIONAL MARKETS   Our international strategy is centered on large,
     profitable markets, particularly Europe and Australia. As we develop business in additional markets, our goal is to take a more global approach to new product development, minimizing the number of unique products and components. At the same time, we must be efficient in responding to local authorities, researching requirements specific to certain markets before planning products.

[LOGO]

     THE FUTURE   We look to the future with a serious focus on our strengths, a spirit of purposeful innovation and a commitment to significantly improved performance. We intend to create stockholder value through the revitalization of the FIRST ALERT brand, focus on core product categories and introduction of complementary lines. This Company has certain significant fundamental strengths: the equity in the FIRST ALERT brand name, our broad distribution base and participation in a market with sound fundamentals. By building on these strengths, our goal is to report significantly improved results in 1997.

TO OUR CUSTOMERS


There are many reasons that First Alert is the market leader in residential safety products. Our products deliver real consumer benefits, backed by the promise of quality and reliability inherent in the powerful FIRST ALERT[Registered Trademark] brand name. The close working relationships we enjoy with our customers are also vital to our success. We strive to create partnerships with our customers that encompass every facet of business, including logistics, planning and technology.

     We believe that it is the responsibility of the market leader to build markets and to generate positive momentum by driving consumer demand for products. We must lead in innovation, in the design of products and packaging and in implementing programs that develop the home safety category. We want retailers and end users to regard FIRST ALERT as the brand with the newest and best ideas -- the brand that will bring consumers into the store.


          IMPROVING CUSTOMER RESPONSIVENESS   True market leadership means
          providing superior service to customers, and we are committed to continuous improvement in this area. Since our objectives and those of the retailers who are our customers are closely aligned, solid working partnerships can maximize benefits for all parties. We are utilizing technology and dedicating internal resources to ensure market leadership in quality, cost and on-time delivery. We are establishing cross-functional teams with major accounts so that all aspects of logistics operate smoothly and efficiently. And, by assuming category management responsibility, we are teaming with key customers to build the home safety product category.

[LOGO]
     First Alert is committed to the channels of trade where our products are now distributed, primarily mass merchandisers, home improvement and hardware stores. As we evaluate potential new product lines, we pledge to consider the appropriateness and earnings potential of these lines for our customers as well as for First Alert. In addition, we will continue to provide innovative and effective products to the contractor market, under the BRK[Registered Trademark] Electronics brand name. The confidence of contractors in the quality of these products is demonstrated by the strength of sales of BRK Electronics products, which achieved a five percent increase in volume in 1996.

          Our goal is to provide superior service to complement the strong equity in the FIRST ALERT brand name. When we have the superior customer service and world-class logistics to which we aspire, we will have a dynamic competitive advantage that will benefit our Company and our customers.

     NEW PRODUCTS   Since innovation motivates consumer purchases, retailers
     expect fresh ideas from the market leader, and our plans for 1997 include several distinctive new products. We intend to lead the home safety market by offering products that meet consumer needs and by communicating their benefits in a manner that is informative and appealing.

[LOGO]

The new line of FIRST ALERT[Registered Trademark] Smoke Detectors has a more contemporary, ergonomic design, with larger reset buttons and controls that are more logical and easier to use. Proprietary patented features, such as the major benefit of being able to test the detector from the ground with a flashlight, will be emphasized in advertising, merchandising and packaging.


IN ALL PRODUCT DEVELOPMENT, OUR FOCUS IS ON DEVELOPING NEW AND IMPROVED PRODUCTS THAT COMPLEMENT OUR CORE LINES AND MEET CONSUMER NEEDS. In 1996, we introduced a plug-in carbon monoxide detector with a digital readout that allows the consumer to know the level of carbon monoxide that is present. We plan to introduce a new battery-operated carbon monoxide detector incorporating a non-replaceable sensor, eliminating the need to change the sensor when the battery expires. We also anticipate introducing the first ever dual smoke and carbon monoxide detector, which we plan to submit to UL for testing during this year.


                                     [LOGO]


MARKETING AND PUBLIC RELATIONS TO BUILD AWARENESS Because home safety is the central focus of First Alert, our marketing, advertising and public relations programs are designed not only to sell our products but also to promote home safety through consumer education. We develop comprehensive programs that communicate to parents, homeowners, consumers, children, firefighters, reporters and editors across the country. The favorable reports and programs that result are vital to building our business.

     In conjunction with the International Association of Fire Chiefs, we help educate the public about the importance of smoke detectors and fire extinguishers, particularly during National Fire Safety Week. Other efforts include the FIRST ALERT Junior Fire Inspector Program. This program provides local fire departments, traditionally the providers of fire safety information, a packaged course that helps firefighters teach kids the basics of fire safety in the schools through simple, meaningful activities.

     We are also active in promoting Carbon Monoxide Awareness Week. Our public relations team is in constant contact with top television, radio, magazine and print editors both nationally and locally to ensure that reporters and editors understand the complex issues of carbon monoxide poisoning and its prevention. For example, recent publicity efforts include home safety segments in December 1996 and January 1997 on a network morning television show which featured our battery-operated and plug-in carbon monoxide detectors and our 10-year smoke detector. As a result of our efforts, GOOD HOUSEKEEPING magazine evaluated nine carbon monoxide detectors. The ensuing story concluded, "our favorite was First Alert's battery-powered extra sensitive carbon monoxide detector" (Good Housekeeping magazine, February 1997 issue).
                                                                    [LOGO]

TO OUR EMPLOYEES

                                                                 [LOGO]


Our employees are the foundation and most valuable asset of this Company. The objectives outlined in the messages to stockholders and customers are challenging, but we believe they are achievable based on the impressive talents and skills resident within our organization.

     In light of the disappointing performance of recent periods, it is possible to lose sight of this Company's fundamental strengths. These strengths include the equity in the FIRST ALERT[Registered Trademark] brand name, our broad distribution base and the fact that we participate in attractive markets with growth potential. Equally important is the strength represented by our dedicated employees. By combining these basic strengths with vision and leadership, we will be able to reach the goals we have set forth.


                                  [COMMITMENT]


     As always, we are committed to products of the highest quality. But we must make sure to define quality as our customers and consumers do. We must pay great attention to the fine balance among product features, price and performance that defines true quality in the eyes of consumers. We must analyze fundamental consumer needs, create products to fulfill those needs and communicate clearly the consumer benefits our products provide. The more c losely our products match consumer needs, the more successful we will be as a company. And the more closely we can work together as an integrated organization, the more successful we will be at designing, manufacturing and marketing products that provide the benefits consumers want and need.

          Your senior management's pledge to all employees is to sponsor and encourage a team approach to the business tasks at hand. We have shattered some of the barriers that existed among functions, but we still have a long way to go. Our goal is to establish interfunctional
[LOGO] teams to address product development, manufac-turing, marketing and sales in a manner that is beneficial for our Company, our employees, our customers and our consumers. There will be considerable investment in training and cross-training to increase understanding and capabilities across functions. Our management team will be enhanced with the best talent in every area of responsibility.

               The path we have before us is challenging and exciting. It will be a productive time, a time of high energy. With the commitment of each of our employees, we can enhance our Company's market leadership; we can make it a profitable investment for our stockholders; and we can make it a great place to work.


                                                                           SUMMARY OF SELECTED CONSOLIDATED/COMBINED FINANCIAL DATA

                                                        (in thousands, except per share data)     First Alert, Inc. and Subsidiaries





                                                                              Company                                   Predecessor
                                                      ----------------------------------------------------------------- -----------
                                                                                                    Combined       Five       Seven
                                                                                                        year     months      months
                                                                  Year ended December 31,              ended      ended       ended
----------------------------------------------------------------------------------------------------------------------- -----------
                                                          1996        1995        1994       1993   12/31/92   12/31/92     7/31/92
----------------------------------------------------------------------------------------------------------------------- -----------
STATEMENT OF OPERATIONS DATA:
------------------------------------------------------------------------------------------------------------------------------------
  Net sales                                           $205,607    $246,266    $248,404   $157,625   $131,061    $73,006     $58,055
------------------------------------------------------------------------------------------------------------------------------------
  Gross profit, excluding depreciation                  54,996     105,286     116,415     63,468     46,783     25,903      20,880
------------------------------------------------------------------------------------------------------------------------------------
  Selling, general and administrative                   72,663      77,548      73,857     41,836     35,793     16,982      18,811
------------------------------------------------------------------------------------------------------------------------------------
  Restructuring charge                                   2,499          --          --         --         --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                          6,353       7,305       7,646      6,624      4,509      2,289       2,220
------------------------------------------------------------------------------------------------------------------------------------
  Operating income (loss)                              (26,519)     20,433      34,912     15,008      6,481      6,632        (151)
------------------------------------------------------------------------------------------------------------------------------------
  Interest expense                                       3,803       1,487       2,983      6,074      2,819      2,566         253
------------------------------------------------------------------------------------------------------------------------------------
  Other expenses (income)                                  628        (113)        720        452      1,149      1,281        (132)
------------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before taxes and extraordinary item    (30,950)     19,059      31,209      8,482      2,513      2,785        (272)
------------------------------------------------------------------------------------------------------------------------------------
  Income tax provision (benefit)                       (12,248)      7,622      12,500      3,440      1,276      1,206          70
------------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before extraordinary item              (18,702)     11,437      18,709      5,042      1,237      1,579        (342)
------------------------------------------------------------------------------------------------------------------------------------
  Extraordinary item, net of tax (1)                        --         --        1,084         --         --         --          --
------------------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                   $(18,702)   $ 11,437    $ 17,625   $  5,042   $  1,237    $ 1,579     $  (342)
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA: (2)
------------------------------------------------------------------------------------------------------------------------------------
  Income (loss) per share before
------------------------------------------------------------------------------------------------------------------------------------
  extraordinary item                                  $  (0.76)   $   0.46    $   0.79   $   0.25   $     --    $  0.08     $    --
------------------------------------------------------------------------------------------------------------------------------------
  Net income (loss) per share                            (0.76)       0.46        0.75       0.25         --       0.08          --
------------------------------------------------------------------------------------------------------------------------------------
  Weighted average shares outstanding                   24,559      24,831      23,601     19,922         --     19,835          --
------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA:
------------------------------------------------------------------------------------------------------------------------------------
  Gross profit before non-recurring expense (3)       $ 54,996    $105,286    $116,415   $ 63,468   $ 51,931    $31,051     $20,880
------------------------------------------------------------------------------------------------------------------------------------
  Non-recurring expense (3)                                 --          --          --         --      5,148      5,148          --
------------------------------------------------------------------------------------------------------------------------------------
  EBITDA (4)                                           (20,166)     27,738      42,558     21,632     16,138     14,069       2,069
------------------------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                          6,353       7,305       7,646      6,624      4,509      2,289       2,220
------------------------------------------------------------------------------------------------------------------------------------
  Capital expenditures                                   5,274      10,648       6,740      6,081      4,791      2,288       2,503
------------------------------------------------------------------------------------------------------------------------------------


                                                                              Company                                   Predecessor
                                                      -----------------------------------------------------------------------------
                                                                        As of December 31,                                   As of
-----------------------------------------------------------------------------------------------------------------------------------
                                                          1996        1995        1994       1993       1992                7/31/92
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
-----------------------------------------------------------------------------------------------------------------------------------
  Working capital                                     $ 73,748    $ 68,852    $ 52,517   $ 20,552   $ 15,152                $24,756
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets                                         186,491     206,993     172,305    139,868    117,279                 69,907
-----------------------------------------------------------------------------------------------------------------------------------
  Long-term debt (including current maturities)         60,500      52,200      15,700     75,191     60,903                     --
-----------------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity                                  88,852     107,044      95,413     36,541     31,059                 49,176
-----------------------------------------------------------------------------------------------------------------------------------


     (1) The extraordinary item, net of tax, of $1,084 relates to deferred expenses arising from financing the Acquisition (See
Note 1 to Consolidated Financial Statements) in 1992. The non-cash write-off of these costs is caused by the repayment of the related debt with the proceeds of the initial public offering ("IPO").

     (2) Per share data are not applicable to the seven months ended July 31, 1992, or to fiscal 1992 (combined) since the
Predecessor operated as a division of Pittway Corporation during those periods and no common shares were outstanding. For the five month period ended December 31, 1992, and the 1 993, 1994, 1995 and 1996 fiscal years the Company did not declare any cash dividends on its Common Stock.

     (3) Non-recurring expense represents the write-off of costs associated with the step-up of inventory value in connection with the Acquisition. Gross profit before non-recurring expense is not based upon generally accepted accounting principles ("GAAP") and should not be construed as an alternative to gross profit (as determined in accordance with GAAP). Management believes, however, that gross profit before nonrecurring expense is indicative of the ongoing nature of the Company's operations.

     (4) Earnings before interest expense, taxes, depreciation, amortization, extraordinary item and non-recurring expense
("EBITDA") is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with GAAP) or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

First Alert, Inc. and Subsidiaries




GENERAL

Effective July 31, 1992, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of the Predecessor (See Note 1 to Consolidated Financial Statements) ("Acquisition"). During 1993 and through April 5, 1994, the closing date for the initial public offering ("IPO") (See
Note 1 to Consolidated Financial Statements), the Company's results of operations were affected by an increase in interest expense and the amortization of deferred financing costs related to the Acquisition.

     In January 1997, the Company announced a series of actions designed to revitalize the Company's core product lines of smoke and carbon monoxide detectors and discontinue, reposition or outsource non-performing product lines; right-size and consolidate manufacturing operations; reduce the Company's selling, general and administrative cost structures; and aggressively address inventory levels. Associated with these actions, the Company recorded a pre-tax charge of $9.5 million ($0.23 per share after tax) in 1996 consisting of a restructuring charge of $4.5 million (See Restructuring Charge below) and other operational charges of $5.0 million.

COMPARISON OF FISCAL 1996 TO FISCAL 1995
NET SALES

Net sales for fiscal 1996 were $205.6 million, a decrease of $40.7 million or 16.5% from net sales of $246.3 million for fiscal 1995. This decrease was due primarily to lower unit volume net sales of smoke detectors in the U.S., Australia and in other export markets, and to lower net sales of FIRST ALERT[Registered Trademark] Carbon Monoxide Detectors in the U.S. and Canada caused by lower unit volume and lower average selling prices. Domestic net sales in fiscal 1996 were hurt by the loss of distribution at two significant customers during the year, by other competitive activity and general market softness. Net sales of smoke detectors in the U.S. decreased by 15.3% in fiscal 1996 compared with fiscal 1995, due partially to efforts of customers to reduce their inventories and partially to higher shipments of smoke detectors by the Company at the end of 1995. Carbon monoxide detector net sales were adversely affected by significant pricing pressures in fiscal 1996. Consolidated net sales of carbon monoxide detectors in fiscal 1996 were $60.5 million compared to $81.4 million during fiscal 1995.

     International net sales totalled $35.0 million in fiscal 1996, down 13.9% from $40.6 million in fiscal 1995. Net sales in Europe and Australia were relatively flat with the prior year while net sales declined in Canada and in other export markets.

GROSS PROFIT, EXCLUDING DEPRECIATION

Gross profit, excluding depreciation ("gross profit") decreased to $55.0 million in 1996 from $105.3 million in 1995, or 47.8%. As a percent of net sales, gross profit was 26.7% in fiscal 1996 compared to 42.8% in fiscal 1995. Gross profit in 1996, excluding inventory write-downs associated with restructuring of $2.0 million, was $57.0 million or 27.7% of net sales while gross profit in 1995, excluding the one time $3.5 million write-off of first generation carbon monoxide sensor inventories, was $108.8 million, or 44.2% of net sales. Gross profit in 1996 was negatively impacted by the lower net sales levels, particularly of carbon monoxide detectors and smoke detectors, which significantly affected plant utilization; by generally lower selling prices for carbon monoxide detectors; by higher material costs associated with new carbon monoxide detectors introduced in August 1995, to meet an amendment to the Underwriters Laboratories Inc. ("U.L.") Standard for carbon monoxide detectors in October 1995; by higher than normal allowances granted to customers for consumer product returns, in particular, for carbon monoxide detectors, exacerbated by the amendment to the UL Standard; and by costs associated with reducing excess inventory levels.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses decreased to $72.7 million in fiscal 1996 from $77.5 million in fiscal 1995, or 6.3%. As a percent of net sales, selling, general and administrative expenses were 35.3% in fiscal 1996 as compared to 31.5% in fiscal 1995. The decrease in the total amount of expenses was due mostly to lower variable costs directly related to lower net sales, lower national advertising costs and lower product design costs related to the carbon monoxide detector product line. Significant product development costs were incurred in 1995 related to the new carbon monoxide detectors, which met the amended UL Standard. The decreases in the total amount of expenses were offset by higher outside service costs, certain one-time legal and public relations costs and a charge for severance costs relating to the departure of certain employees during the year.

RESTRUCTURING CHARGE

The restructuring charge of $4.5 million referred to above includes $2.0 million for inventory write-downs which have been charged to cost of sales, excluding depreciation.The remaining $2.5 million of the restructuring charge includes $1.8 million for write-downs of manufacturing equipment, $0.3 million for plant restoration costs and $0.4 million for severance costs of approximately 600 employees who were released from employment in the fourth quarter of fiscal 1996.


RESULTS OF OPERATIONS

The table shown below presents, for the periods indicated, percentages of certain items in the historical statements of operations of the Company relative to net sales.


------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
------------------------------------------------------------------------------------------------------
Year ended December 31,                                    1996                  1995            1994
------------------------------------------------------------------------------------------------------
Net sales                                                 100.0%                100.0%          100.0%
------------------------------------------------------------------------------------------------------
Gross profit, excluding depreciation                       26.7                  42.8            46.9
------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses               35.3                  31.5            29.7
------------------------------------------------------------------------------------------------------
Restructuring charge                                        1.2                    --              --
------------------------------------------------------------------------------------------------------
Depreciation and amortization                               3.1                   3.0             3.1
------------------------------------------------------------------------------------------------------
Operating income (loss)                                   (12.9)                  8.3            14.1
------------------------------------------------------------------------------------------------------

                       MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS

                                              First Alert, Inc. and Subsidiaries



OPERATING INCOME (LOSS)

Operating loss for fiscal 1996 totalled $26.5 million compared to operating income of $20.4 million in fiscal 1995. Operating loss for fiscal 1996, before the restructuring charge totalled $22.0 million, while operating income , excluding the $3.5 million write-off, totalled $23.9 million in fiscal 1995. Operating loss for fiscal 1996 resulted from reduced sales, reduced gross profit and the restructuring charge offset by lower selling, general and administrative costs and lower depreciation and amortization.

INTEREST EXPENSE

Interest expense increased to $3.8 million in fiscal 1996 from $1.5 million in fiscal 1995. The increase in interest expense was due mostly to the higher debt levels carried by the Company during fiscal 1996 compared to fiscal 1995 and due to the higher interest rates under the September 4, 1996, amendment to the revolving credit facility ("Credit Facility") as discussed below.

OTHER EXPENSES (INCOME)

Other expenses include realized and unrealized gains/losses on foreign exchange and non-operating related costs. In 1996, miscellaneous expense includes foreign exchange gains of $0.7 million, primarily related to the U.K., offset by $1.3 million of other costs.

NET INCOME (LOSS)

Net loss in fiscal 1996 totalled $18.7 million compared to net income of $11.4 million in fiscal 1995. Net loss in fiscal 1996 before the restructuring charge totalled $16.0 million, while net income in fiscal 1995, excluding the write-off of first generation carbon monoxide sensor inventories, totalled $13.5 million. The effective tax rate was a tax benefit of 39.6% in fiscal 1996 compared to a tax provision of 40.0% in fiscal 1995.

COMPARISON OF FISCAL 1995 TO FISCAL 1994
NET SALES

Net sales totalled $246.3 million in fiscal 1995, flat with the $248.4 million in fiscal 1994. Lower sales of FIRST ALERT[Registered Trademark] Carbon Monoxide Detectors in 1995 were partially offset by growth in sales of smoke detectors in the U.S. and sales of new products, including fire escape ladders and fire security safes and chests. Net sales of smoke detectors in the U.S. increased by 10.6% in fiscal 1995 compared with fiscal 1994, primarily as a result of unit growth and due to the sale of higher priced models. Net sales of carbon monoxide detectors in fiscal 1995 were $81.4 million compared to $92.1 million during fiscal 1994. The decrease was due to the late onset of cold weather and the absence of media activity in 1995 that surrounded the 1994 death of Vitas Gerulaitis from carbon monoxide poisoning.

     International net sales totalled $40.6 million in fiscal 1995, down slightly from $41.8 million in fiscal 1994, or 2.8%. Significant gains in Australia and other export markets virtually offset net sales declines in Europe.

GROSS PROFIT

Gross profit, excluding the one-time $3.5 million write-off of first generation carbon monoxide sensor inventories, decreased to $108.8 million in fiscal 1995 from $116.4 million in fiscal 1994, or 6.6%. As a percent of net sales, gross profit, excluding the $3.5 million write-off, was 44.2% in fiscal 1995, compared to 46.9% in fiscal 1994. Gross profit in fiscal 1995 was affected by lower pricing to close out first generation FIRST ALERT Carbon Monoxide Detectors, lower unit sales and higher material costs associated with new carbon monoxide detectors partially offset by increased sales of smoke detectors.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased to $77.5 million in fiscal 1995 from $73.9 million in fiscal 1994, or 5.0%. As a percent of net sales, selling, general and administrative expenses were 31.5% in fiscal 1995 as compared to 29.7% in fiscal 1994. The increase in selling expenses in fiscal 1995 is directly related to new product development and marketing programs, primarily to support carbon monoxide detectors, smoke detectors and home safety awareness.

OPERATING INCOME

Operating income, excluding the $3.5 million write-off, totalled $23.9 million in fiscal 1995, or 9.7% of net sales compared to $34.9 million in fiscal 1994, or 14.1% of net sales. Operating income for fiscal 1995 was affected by reduced gross profit and increased selling, general and administrative expenses.

INTEREST EXPENSE

Interest expense decreased to $1.5 million in fiscal 1995 from $3.0 million in fiscal 1994. Debt levels were high in the first quarter of 1994 prior to the retirement of $21.5 million of subordinated indebtedness and $18.5 million of indebtedness under an original bank credit agreement, using the IPO proceeds.

OTHER EXPENSES (INCOME)

Other expenses include realized and unrealized gains/losses on foreign exchange and non-operating related costs. These amounts were not significant in fiscal 1995 or fiscal 1994.

NET INCOME

Income before extraordinary item totalled $11.4 million in fiscal 1995 compared to $18.7 million in fiscal 1994. Income before extraordinary item in fiscal 1995, excluding the write-off of first generation carbon monoxide sensor inventories, totalled $13.5 million. The extraordinary item, net of tax, of $1.1 million in the second quarter of 1994 related to the write-off of deferred debt costs arising from financing the acquisition of the business in 1992. The non-cash write-off of these costs was due to the repayment of the related debt with the proceeds of the IPO. The effective tax rate was 40.0% in fiscal 1995 compared to 40.1% in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

The Company's working capital requirements since the Acquisition have been funded internally, supplemented by borrowings under its credit facilities. Cash used in operations netted to approximately zero in fiscal 1996 compared to cash used in operations of $27.8 million in fiscal 1995. At December 31, 1996, the total indebtedness of the Company was $60.5 million under the Credit Facility. Management anticipates that cash generated from operations, together with current working capital and the available and committed credit facilities, will provide sufficient liquidity to meet the Company's near term working capital and capital expenditure requirements.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

First Alert, Inc. and Subsidiaries



While the Company was in default under its existing credit facility at December 31, 1996, it did not pursue a waiver, but rather sought a new source of credit financing. In March 1997, the Company obtained a commitment from a financial institution for a new $80.0 million three year credit facility ("New Credit Facility") replacing its existing credit facility. Advances under the New Credit Facility will be limited to (a) 85% of eligible accounts receivable plus (b) the lesser of 60% of eligible inventory or $35.0 million. During the period of May 1997 through October 1997, $10.0 million in additional borrowing will be available. All obligations under the New Credit Facility will be secured by first priority liens upon all of the Company's assets. Amounts outstanding under the New Credit Facility will bear interest at the prime rate plus 1\2% or the London Interbank Offered Rate plus 2%. Under the New Credit Facility, the Company will be subject to a commitment fee of 0.375% per annum on the unused portion of the commitment. The agreement will contain covenants for, among other things, total liabilities to tangible net worth and interest coverage ratios; maintenance of net worth; and restrictions on additional indebtedness and payment of dividends.

     Of the Company's 1996 net sales, 58.9% were generated in the third and fourth quarters. In order to stabilize its manufacturing operations and to ensure that products are available to meet customer orders in the third and fourth quarters, the Company manufactures its products at relatively constant rates throughout the year. The Company generates a significant amount of its net cash from operating activities in the fourth and first quarters, reflecting the reduction in inventory and the collection of accounts receivable from sales in the third and fourth quarters. Inventory levels at December 31, 1996, have remained high, which has resulted in a corresponding high level of borrowing under the Credit Facility. The Company expects the inventory and borrowing levels to follow normal seasonal patterns until the fourth quarter of 1997, when they are expected to decline. Historically, the Company's principal uses of funds generated from operations have been to purchase inventory and fixed assets, support credit terms offered to customers and service its indebtedness. Such uses are expected to be the Company's primary uses of funds in the future.

     Historically, the Company's capital expenditures primarily have been for the acquisition of tooling required for injection molding of plastic parts used in new and existing products. In addition, machinery and equipment have been acquired to enable the Company to manufacture its products more efficiently and in volumes needed to support sales growth. Future capital expenditures will continue to be required for tooling and machinery to support the anticipated sales growth of the business and support new product introductions. Capital expenditures for fiscal 1996, fiscal 1995 and fiscal 1994 were $5.3 million, $10.6 million and $6.7 million, respectively.

The Company completed the IPO in April 1994, pursuant to which it received net proceeds of approximately $40.0 million (net of underwriting discount and other offering expenses). Approximately $21.5 million of the net proceeds was used to prepay 12 1\2% Senior Subordinate d Notes, due July 31, 2002, of a subsidiary and the remaining net proceeds were used to repay senior indebtedness of that subsidiary, under that subsidiary's original credit agreement.

     Net cash provided by financing activities primarily has been used for working capital, and in 1994 proceeds from the IPO were used to pay debt as discussed in the prior paragraph. It is expected that for the foreseeable future all cash generated from operations will be used to fund the Company's working capital and capital expenditure requirements and to service its obligations under the Credit Facility or New Credit Facility.

     The principal source of net cash from financing activities has been borr owings under the Credit Facility which is a five-year revolving credit agreement in the principal amount of $70.0 million obtained by BRK concurrently with the IPO from a syndicate of banks.

     On September 4, 1996, the Company amended the Credit Facility to increase the amount available to be borrowed from $70.0 million to $85.0 million; on December 20, 1996, the amount of the Credit Facility was again ame nded to reduce the amount available to $77.5 million until January 31, 1997, when the amount available to be borrowed returned to $70.0 million. In connection with the amendment, the Company granted a security interest in all of its assets, which included the stock of wholly-owned subsidiaries, to secure the obligations to the lenders under the Credit Facility. Similarly, Electronica BRK de Mexico, S.A. de C.V., a wholly- owned subsidiary, agreed to pledge all of its assets to secure repayment of advances under the Credit Facility.

     Amounts outstanding under the Credit Facility bear interest at an annual rate equal to, at the Company's option, either: (i) the higher of an established prime rate of interest and the Federal Funds Rate plus 3\4% (1 1\4 % for amounts in excess of $70 million) or (ii) the London Interbank Offered Rate plus 1 1\2% (2% for amounts in excess of $70 million).

     The Credit Facility between the syndicate of banks and the Company contains customary covenants including, without limitation, restrictions on the incurrence of indebtedness, the sale of assets, mergers and acquisitions, the payment of dividends on capital stock and on the repurchase or redemption of capital stock, transactions with affiliates and investments. The Credit Facility also requires that the Company satisfy certain financial covenants including a leverage ratio, a minimum tangible net worth test and an interest coverage ratio. At December 31, 1996, the Company was not in compliance with the leverage and interest coverage ratios, and in March 1997, the Company signed a commitment letter for the New Credit Facility.

SEASONALITY

The Company's operations are seasonal in nature with the months of September, October and November being the strongest sales months historically. In the year ended December 31, 1996, 58.9% of the Company's net sales were generated in the last six months of the year.

INFLATION

The Company does not believe that inflation had a significant impact on the Company's results of operations for the periods presented. In the past, the Company has successfully mitigated the effects of inflation by instituting operating efficiencies and improved product designs.


                                                                                                         CONSOLIDATED BALANCE SHEET
                                                            (in thousands, except share data)     First Alert, Inc. and Subsidiaries



-----------------------------------------------------------------------------------------------------------------------------------
At December 31,                                                                                          1996                  1995
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
Current assets:
-----------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                                                          $  6,846              $  2,387
-----------------------------------------------------------------------------------------------------------------------------------
  Accounts receivable, less allowance for doubtful accounts of $ 3,820
  at December 31, 1996, $3,342 at December 31, 1995                                                    40,617                62,967
-----------------------------------------------------------------------------------------------------------------------------------
  Income tax receivable                                                                                 8,503                 1,340
-----------------------------------------------------------------------------------------------------------------------------------
  Inventories (Note 4)                                                                                 58,222                68,081
-----------------------------------------------------------------------------------------------------------------------------------
  Deferred taxes (Note 9)                                                                              10,510                 7,182
-----------------------------------------------------------------------------------------------------------------------------------
  Prepayments and other assets                                                                          3,249                 2,479
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                                  127,947               144,436
-----------------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net of accumulated depreciation of
$22,763 at December 31, 1996,  $17,525 at December 31, 1995 (Note 6)                                   29,803                32,150
-----------------------------------------------------------------------------------------------------------------------------------
Other Assets:
-----------------------------------------------------------------------------------------------------------------------------------
  Goodwill, net of accumulated amortization of $2,815
  at December 31, 1996,  $2,178 at December 31, 1995 (Note 5)                                          22,683                23,320
-----------------------------------------------------------------------------------------------------------------------------------
  Other intangibles, net of accumulated amortization of $2,905 at
  December 31, 1996, $2,680 at December 31, 1995 (Note 5)                                               6,058                 7,087
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                         $186,491              $206,993
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Current liabilities:
-----------------------------------------------------------------------------------------------------------------------------------
  Accounts payable                                                                                   $  7,304              $ 21,586
-----------------------------------------------------------------------------------------------------------------------------------
  Accrued expenses (Note 7)                                                                            26,395                21,798
-----------------------------------------------------------------------------------------------------------------------------------
  Short-term revolving credit facility (Note 8)                                                        20,500                32,200
-----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                              54,199                75,584
-----------------------------------------------------------------------------------------------------------------------------------
Long-term revolving credit facility (Note 8)                                                           40,000                20,000
-----------------------------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                                                                71                    72
-----------------------------------------------------------------------------------------------------------------------------------
Deferred taxes (Note 9)                                                                                 3,369                 4,293
-----------------------------------------------------------------------------------------------------------------------------------
Contingencies (Note 13)                                                                                    --                    --
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                      97,639                99,949
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
-----------------------------------------------------------------------------------------------------------------------------------
  Common stock ($.01 par value, 30,000,000 shares authorized, 24,183,116 issued and outstanding at December 31, 1996;
  24,043,116 issued and outstanding at December 31, 1995)                                                 242                   240
-----------------------------------------------------------------------------------------------------------------------------------
  Preferred stock ($.01 par value, 1,000,000 shares authorized
  at  December 31, 1996 and 1995, none issued and outstanding)                                             --                    --
-----------------------------------------------------------------------------------------------------------------------------------
Paid-in capital                                                                                        71,637                71,137
-----------------------------------------------------------------------------------------------------------------------------------
Stockholder loans                                                                                          (8)                  (16)
-----------------------------------------------------------------------------------------------------------------------------------
Retained earnings                                                                                      16,981                35,683
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                             88,852               107,044
-----------------------------------------------------------------------------------------------------------------------------------
total liabilities and stockholders' equity                                                           $186,491              $206,993
-----------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF OPERATIONS

First Alert, Inc. and Subsidiaries     (in thousands, except per share data)





-----------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                     1996               1995                1994
-----------------------------------------------------------------------------------------------------------------------
Net sales                                                               $205,607           $246,266            $248,404
-----------------------------------------------------------------------------------------------------------------------
Operating expenses:
-----------------------------------------------------------------------------------------------------------------------
  Cost of sales, excluding depreciation                                  150,611            140,980             131,989
-----------------------------------------------------------------------------------------------------------------------
  Selling, general and administrative                                     72,663             77,548              73,857
-----------------------------------------------------------------------------------------------------------------------
  Restructuring charge (Note 3)                                            2,499                 --                  --
-----------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                                            6,353              7,305               7,646
-----------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                  (26,519)            20,433              34,912
-----------------------------------------------------------------------------------------------------------------------
Other expenses (income)
-----------------------------------------------------------------------------------------------------------------------
  Interest expense                                                         3,803              1,487               2,983
-----------------------------------------------------------------------------------------------------------------------
  Miscellaneous, net                                                         628               (113)                720
-----------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes and extraordinary item                        (30,950)            19,059              31,209
-----------------------------------------------------------------------------------------------------------------------
Income tax provision (benefit)                                           (12,248)             7,622              12,500
-----------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary item                                  (18,702)            11,437              18,709
-----------------------------------------------------------------------------------------------------------------------
Extraordinary item - write-off of deferred finance costs,
 net of income taxes of $644                                                  --                 --               1,084
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                       $(18,702)          $ 11,437            $ 17,625
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Income (loss) per share before extraordinary item                       $  (0.76)          $   0.46            $   0.79
-----------------------------------------------------------------------------------------------------------------------
Net income (loss) per share                                                (0.76)              0.46                0.75
-----------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                                       24,559             24,831              23,601
-----------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



                                                                                              CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             (in thousands)     First Alert, Inc. and Subsidiaries







----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                                   1996             1995               1994
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                     $(18,702)        $ 11,437           $ 17,625
----------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
----------------------------------------------------------------------------------------------------------------------------------
  Depreciation and amortization                                                          6,353            7,305              7,646
----------------------------------------------------------------------------------------------------------------------------------
  Write-off of deferred finance cost, net                                                   --               --              1,084
----------------------------------------------------------------------------------------------------------------------------------
  Restructuring charge                                                                   4,497               --                 --
----------------------------------------------------------------------------------------------------------------------------------
  Changes in assets and liabilities:
----------------------------------------------------------------------------------------------------------------------------------
      Decrease/(Increase) in accounts receivable                                        22,350           (4,351)           (27,751)
----------------------------------------------------------------------------------------------------------------------------------
      Increase in income tax receivable                                                 (6,910)          (1,340)                --
----------------------------------------------------------------------------------------------------------------------------------
      Decrease/(Increase) in inventories                                                 8,731          (28,933)            (1,953)
----------------------------------------------------------------------------------------------------------------------------------
      Increase in prepayments and other assets                                            (770)          (1,028)              (778)
----------------------------------------------------------------------------------------------------------------------------------
      (Increase)/Decrease in net deferred taxes                                         (4,252)           3,028             (3,192)
----------------------------------------------------------------------------------------------------------------------------------
      (Decrease)/Increase in accounts payable/accrued expenses                         (11,266)         (14,034)            31,065
----------------------------------------------------------------------------------------------------------------------------------
      Other changes, net                                                                   (41)              87               (102)
----------------------------------------------------------------------------------------------------------------------------------
Net cash and cash equivalents (used in) provided by operating activities                   (10)         (27,829)            23,644
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
----------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                                                    (5,274)         (10,648)            (6,740)
----------------------------------------------------------------------------------------------------------------------------------
Disposal of property, plant and equipment                                                  848            4,159                920
----------------------------------------------------------------------------------------------------------------------------------
Other                                                                                      554             (997)               389
----------------------------------------------------------------------------------------------------------------------------------
Net cash and cash equivalents used in investing activities                              (3,872)          (7,486)            (5,431)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
----------------------------------------------------------------------------------------------------------------------------------
Borrowings under revolving loans                                                        59,300           65,550             80,923
----------------------------------------------------------------------------------------------------------------------------------
Payments under revolving loans                                                         (51,000)         (29,050)           (89,914)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock, net                                                               --               --             40,023
----------------------------------------------------------------------------------------------------------------------------------
Payments of long-term debt                                                                  --               --            (50,500)
----------------------------------------------------------------------------------------------------------------------------------
Proceeds from sale of stock                                                                226               28                256
----------------------------------------------------------------------------------------------------------------------------------
Proceeds from stockholder loans                                                              8               43                161
----------------------------------------------------------------------------------------------------------------------------------
Other                                                                                     (193)              --                 --
----------------------------------------------------------------------------------------------------------------------------------
Net cash and cash equivalents provided by (used in) financing activities                 8,341           36,571            (19,051)
----------------------------------------------------------------------------------------------------------------------------------
net increase (decrease) in cash and cash equivalents                                     4,459            1,256               (838)
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of period                                         2,387            1,131              1,969
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                            $  6,846         $  2,387           $  1,131
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                         $  3,586         $  1,701           $  3,191
----------------------------------------------------------------------------------------------------------------------------------
Income taxes paid                                                                        1,274           12,559              9,014
----------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

First Alert, Inc. and Subsidiaries     (in thousands, except share data)





---------------------------------------------------------------------------------------------------------------------------------
                                                      Common Stock
                                               --------------------------        Paid in  Stockholder     Treasury       Retained
                                                   Shares       Par Value        Capital        Loans        Stock       Earnings
---------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993                      18,686,786            $187        $30,313        $(220)       $(360)      $  6,621
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Net income during the year ended
December 31, 1994                                      --              --             --           --           --       $ 17,625
---------------------------------------------------------------------------------------------------------------------------------
Stock issued and restored, net                  5,180,000            $ 52        $39,611           --        $ 360             --
---------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                           158,830               1            255           --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Income tax benefit related to the
exercise of stock options                              --              --            807           --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Payment of stockholder loans, net                      --              --             --         $161           --             --
---------------------------------------------------------------------------------------------------------------------------------
Balance december 31, 1994                      24,025,616            $240        $70,986         $(59)          --       $ 24,246
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Net income during the year ended
December 31, 1995                                      --              --             --           --           --       $ 11,437
---------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                            17,500              --        $    28           --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Income tax benefit related to the
exercise of stock options                              --              --            112           --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Payment of stockholder loans, net                      --              --             --         $ 43           --             --
---------------------------------------------------------------------------------------------------------------------------------
Value of stock options granted                         --              --             11           --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Balance december 31, 1995                      24,043,116            $240        $71,137         $(16)          --       $ 35,683
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Net loss during the year ended
December 31, 1996                                      --              --             --           --           --       $(18,702)
---------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                           140,000            $  2        $   224           --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Income tax benefit related to the
exercise of stock options                              --              --            253           --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Payment of stockholder loans, net                      --              --             --         $  8           --             --
---------------------------------------------------------------------------------------------------------------------------------
Value of stock options granted                         --              --             23           --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Balance december 31, 1996                      24,183,116            $242        $71,637         $ (8)          --       $ 16,981
---------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                         (all dollar amounts in thousands unless
                                     otherwise indicated, except per share data)
                                              First Alert, Inc. and Subsidiaries




NOTE 1 - THE COMPANY

Effective July 31, 1992, THL-FA Operating Corp. acquired substantially all the net assets of the BRK Electronics Division and all the issued and outstanding shares of certain non-U.S. subsidiaries of the Fire Safety Group of Pittway Corporation (hereinafter referred to as the "Predecessor" or the "Division") for approximately $92,500 ("Acquisition"). THL-FA Operating Corp. is a wholly owned subsidiary of THL-FA Holding Corp. THL-FA Operating Corp. subsequently changed its name to BRK Brands, Inc. and THL-FA Holding Corp. subsequently changed its name to First Alert, Inc. ("Company" or "First Alert"). After this acquisition, the Company was owned by Thomas H. Lee Company and related entities, Pittway Intellectual Property Corporation, a subsidiary of Pittway Corporation ("Pittway") and management of the Company.

     On April 5, 1994, the Company completed an initial public offering ("IPO")of 5,180,000 shares of its common stock. An additional 3,100,000 shares of the Company's common stock was sold by Pittway as part of the same offering. The net proceeds to the Company of the offering, which aggregated approximately $40.0 million (net of underwriting discounts and offering expenses), were used to retire $21.5 million of Senior Subordinated indebtedness held by a related party and to pay down approximately $18.5 million of indebtedness under an original bank credit agreement.

     The Company, through its subsidiaries, manufactures and markets residential safety products including smoke and carbon monoxide detectors, fire extinguishers, motion sensing lighting control devices, timers, fire security safes and chests, fire escape ladders, child safety products and rechargeable flashlights. The Company's manufacturing operations are located in Juarez, Mexico and Aurora, Illinois.

     While the Company has a number of customers in the retail and wholesale markets, a significant amount of its net sales are concentrated in three major U.S. national retail chains comprising 15%, 7% and 5% of consolidated net sales for the year ended December 31, 1996; 13%, 8% and 6% for the year ended December 31, 1995; and 12%, 8% and 6% for the year ended December 31, 1994.

     Most of the components used in the Company's products are available from multiple sources; however, the Company has elected to purchase integrated circuit components used in the Company's smoke detectors and carbon monoxide detectors, and certain other components used in the Company's products, from single sources. The Company has recently developed an alternative source of supply for these integrated circuit components. However, there can be no assurance that the Company will be able to continue to obtain these components on a timely basis given the unpredictability of the demand for carbon monoxide detectors. In addition, the biomimetic sensor, which is the key component used in the Company's battery-powered carbon monoxide detector, is obtained by the Company pursuant to a license from Quantum Group, Inc. (Quantum), its sole supplier of this component. Commencing on January 1, 1997, Quantum may sell its sensors to other customers. There is no alternative supply for the biomimetic sensor. An extended interruption or termination in the supply of any of the components used in the Company's products, or a reduction in their quality or reliability, would have an adverse effect on the Company's business and results of operations.

     Certain amounts in the Consolidated Financial Statements at December 31, 1995, have been reclassified to conform to the current presentation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of the Company include those assets, liabilities, revenue and expenses of the Company and its subsidiaries and its foreign operations after eliminating significant intercompany accounts and transactions. The financial statements include the operations in the United States, Canada, Europe, Mexico and, beginning in 1994, Australia.

REVENUE RECOGNITION

Revenue is recorded at the time products are shipped to customers and title passes. Net sales include estimates for returns, discounts and volume rebates. The Company grants credit terms to its customers consistent with normal industry practices.

CASH AND CASH EQUIVALENTS

Only highly liquid investments with initial maturities of less than three months are considered as cash and cash equivalents. Substantially all of the Company's cash is held by one bank at December 31, 1996. The Company does not believe that as a result of this concentration, it is subject to any unusual credit risk beyond the normal risk associated with commercial banking relationships.

NET INCOME PER SHARE

Net income per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods.

TRANSLATION OF FOREIGN CURRENCIES

The functional currency of the foreign operations included in these financial statements is the U.S. dollar. Translation adjustments and transaction gains and losses are reflected in net income and consisted of a gain of $733 in the year ended December 31, 1996, a loss of $39 in the year ended December 31, 1995, and a loss of $68 in the year ended December 31, 1994.

INVENTORIES

Company inventories are valued at the lower of cost, determined on the first-in, first-out (FIFO) basis, or market.

PROPERTY, PLANT AND EQUIPMENT

Properties are stated at cost. Depreciation of all assets is computed over their estimated useful lives using the straight-line method for financial reporting and accelerated methods for income tax reporting.

     Upon sale or retirement of property, plant and equipment, a gain or loss is recognized. Expenditures for maintenance and repairs are charged to expense.


     Useful lives for property, plant and equipment are as follows:

--------------------------------------------------------------------------------
                                                                          Years
--------------------------------------------------------------------------------
Buildings                                                              Up to 40
--------------------------------------------------------------------------------
Building improvements                                                        20
--------------------------------------------------------------------------------
Furniture and fixtures                                                       10
--------------------------------------------------------------------------------
Machinery and equipment                                                      10
--------------------------------------------------------------------------------
Tools, jigs and dies                                                          3
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First Alert, Inc. and Subsidiaries
(all dollar amounts in thousands unless
otherwise indicated, except per share data)




GOODWILL

Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is being amortized on a straight-line basis over 40 years. Amortization expense totalled $637, $638 and $637 for the years ended December 31, 1996, 1995 and 1994, respectively.

IMPAIRMENT OF ASSETS

In 1996, the Company adopted Financial Accounting Standards Board Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. Under provisions of the statement, impairment losses are recognized when expected future cash flows are less than the assets' carrying value. There was no material impact on the results of operations or the financial position of the Company from the adoption of this statement because the Company's prior impairment recognition practice was consistent with the major provisions of the statement.

PATENTS, TRADEMARKS AND OTHER INTANGIBLES

Patents, trademarks and other intangibles are carried at cost less accumulated amortization, which is calculated on a straight-line basis over the estimated useful lives of the assets, not to exceed 40 years (see Note 5). Amortization expense was $682, $1,054 and $783 for the years ended December 31, 1996, 1995 and 1994, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, accounts receivable and payable and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The aggregate fair value of the Credit Facility approximates its carrying amount because of the recent and frequent repricing based on market conditions.

STOCK BASED COMPENSATION

Effective January 1, 1996, the Company adopted the "disclosure method" provisi ons of Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation." As permitted under this statement, the Company continues to recognize stock-based compensation costs under the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

INCOME TAXES

Income taxes of the Company are accounted for using Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

ADVERTISING AND RESEARCH AND DEVELOPMENT COSTS


Advertising costs, including advertising allowances granted to customers, are accrued at the date of sale of certain products to reflect advertising commitments made to customers. Research and development costs are charged to expense as incurred. Expense charged to operations for the periods presented were as follows:

--------------------------------------------------------------------------------
Year ended Dec. 31,                          1996          1995           1994
--------------------------------------------------------------------------------
Advertising and product promotion         $22,899       $33,258        $32,130
--------------------------------------------------------------------------------
Research and development                  $ 3,121       $ 2,866        $ 1,638
--------------------------------------------------------------------------------

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make esti-mates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 3 -- RESTRUCTURING CHARGE


During the fourth quarter of 1996, the Company adopted a plan to revitalize the Company's core product lines of smoke and carbon monoxide detectors and discontinue, reposition or outsource non-performing product lines, right-size and consolidate manufacturing operations, reduce the Company's selling, general and administrative cost structures and aggressively address inventory levels. As a result of this plan, the Company recorded a pre-tax restructuring charge of $4,497 including a provision of $1,998 for inventory write-downs which have been appropriately charged to cost of sales, excluding depreciation. The remaining restructuring charge of $2,499 includes $1,789 for the write-down of the net book value of manufacturing equipment for product lines that will be outsourced or eliminated, $410 for severance costs for approximately 600 manufacturing and corporate office employees who were released from employment in the fourth quarter of 1996 and $300 for plant restoration costs. The provision for inventory write-downs relates mostly to inventory for the product lines that will be outsourced or eliminated. The following table sets forth the details of activity for 1996:

--------------------------------------------------------------------------------
                                              1996           1996    Balance at
                                         Provision           Cash       Dec. 31,
                                                          Charges          1996
--------------------------------------------------------------------------------
Manufacturing equipment
   write-down                               $1,789             --        $1,789
--------------------------------------------------------------------------------
Inventory write-down                         1,998             --         1,998
--------------------------------------------------------------------------------
Severance                                      410           $317            93
--------------------------------------------------------------------------------
Plant restoration                              300             --           300
--------------------------------------------------------------------------------
Total                                       $4,497           $317        $4,180
--------------------------------------------------------------------------------


NOTE 4 - INVENTORIES

The components of inventory are as follows:

--------------------------------------------------------------------------------
At Dec. 31,                                               1996             1995
--------------------------------------------------------------------------------
Raw materials                                          $25,575          $32,423
--------------------------------------------------------------------------------
Work-in-process                                          3,656            7,451
--------------------------------------------------------------------------------
Finished goods                                          33,497           33,325
--------------------------------------------------------------------------------
Reserves                                                (4,506)          (5,118)
--------------------------------------------------------------------------------
Total                                                  $58,222          $68,081
--------------------------------------------------------------------------------


NOTE 5 - GOODWILL AND OTHER INTANGIBLES


--------------------------------------------------------------------------------
                                                                   Useful Lives
At Dec. 31,                                  1996           1995         (Years)
--------------------------------------------------------------------------------
Goodwill                                  $25,498         $25,498            40
--------------------------------------------------------------------------------
Trademarks                                  5,000           5,000            40
--------------------------------------------------------------------------------
Patents                                     2,995           2,995       Various
--------------------------------------------------------------------------------
Organization costs                            275             275             5
--------------------------------------------------------------------------------
Non-compete agreement                         500             500             5
--------------------------------------------------------------------------------
Other                                         193             997       Various
--------------------------------------------------------------------------------
Less: accumulated amortization             (5,720)         (4,858)
--------------------------------------------------------------------------------
Total                                     $28,741         $30,407
--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                         (all dollar amounts in thousands unless
                                     otherwise indicated, except per share data)
                                              First Alert, Inc. and Subsidiaries



NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

--------------------------------------------------------------------------------
At Dec. 31,                                            1996              1995
--------------------------------------------------------------------------------
Land                                               $    816          $    816
--------------------------------------------------------------------------------
Buildings                                             3,815             3,777
--------------------------------------------------------------------------------
Machinery and equipment                              29,686            30,646
--------------------------------------------------------------------------------
Leasehold improvements                                3,611             2,090
--------------------------------------------------------------------------------
Tools, jigs and dies                                 14,638            12,346
--------------------------------------------------------------------------------
Less: accumulated depreciation                      (22,763)          (17,525)
--------------------------------------------------------------------------------
Net property, plant and equipment                  $ 29,803          $ 32,150
--------------------------------------------------------------------------------



NOTE 7 - ACCRUED EXPENSES

--------------------------------------------------------------------------------
At Dec. 31,                                            1996              1995
--------------------------------------------------------------------------------
Advertising/promotion                                $ 8,859          $10,631
--------------------------------------------------------------------------------
Warranty and product related                           6,526            2,565
--------------------------------------------------------------------------------
Other                                                 11,010            8,602
--------------------------------------------------------------------------------
Total                                                $26,395          $21,798
--------------------------------------------------------------------------------



NOTE 8 - REVOLVING CREDIT FACILITY

--------------------------------------------------------------------------------
At Dec. 31,                                             1996             1995
--------------------------------------------------------------------------------
Revolving credit facility
(average rate of 7.2% at December 31,
1996, and 6.5% at December 31, 1995)                 $60,500          $52,200
--------------------------------------------------------------------------------
Less: Short-term portion                              20,500           32,200
--------------------------------------------------------------------------------
Long-term revolving credit facility                  $40,000          $20,000
--------------------------------------------------------------------------------


On March 28, 1994, a wholly-owned subsidiary of the Company entered into a revolving credit facility (the "Credit Facility") with a lender which provided a Credit Facility of $70,000 on April 5, 1994. On September 4, 1996, the subsidiary amended the Credit Facility to increase the amount available to be borrowed from $70,000 to $85,000; on December 20, 1996, the amount of the Credit Facility was again amended to reduce the amount available to $77,500 until January 31, 1997, when the amount available returned to $70,000. In connection with the amendment, the Company granted a security interest in all of its assets, which included the stock of wholly-owned subsidiaries, to secure the obligations to the lenders under the Credit Facility. Similarly, Electronica BRK de Mexico, S.A. de C.V., a wholly-owned subsidiary, agreed to pledge all of its assets to secure repayment of advances under the Credit Facility.

     Under the amended Credit Facility, the Company is subject to a commitment fee of 0.35% per annum on the unused portion of the commitment. The amended Credit Facility carries an interest rate of LIBOR plus 1.5% for amounts up to $70,000 (LIBOR plus 2.0% for amounts in excess of $70,000) on the LIBORbased loan portion of the Credit Facility and the higher of the lender's corporate borrowing rate or the Federal Funds Rate plus 0.75% for amounts up to $70,000 (Federal Funds Rate plus 1.25% for amounts in excess of $70,000) on remaining balances. The Credit Facility matures on March 28, 1999. Additionally, the Credit Facility contains covenants restricting, among other things, the payment of dividends, the sale of assets, mergers and acquisitions and requires maintenance of interest coverage ratios, leverage ratios and a minimum tangible net worth.

At December 31, 1996, the Company was not in compliance with the interest coverage ratio and the leverage ratio covenants. The Company has not pursued a waiver but rather sought a new source of credit financing.

     In March 1997, the Company and a financial institution signed a commitment letter relating to a new $80.0 million revolving credit facility ("New Credit Facility"). Advances under the New Credit Facility will be limited to (a) 85% of eligible accounts receivable plus (b) the lesser of 60% of eligible inventory or $35 million. During the period of May 1997 through October 1997, $10.0 million in additional borrowing will be available. All obligations under the New Credit Facility will be secured by first priority liens upon all of the Company's assets. The New Credit Facility will extend for a term of three years. Amounts outstanding under the New Credit Facility will bear interest at prime rate plus 1\2% or the London Interbank Offered Rate plus 2%. Under the New Cre dit Facility, the Company will be subject to a commitment fee of 0.375% per annum on the unused portion of the commitment. The agreement will contain covenants for, among other things, total liabilities to tangible net worth and interest coverage ratios; maintenance of net worth; and restrictions on additional indebtedness and payment of dividends.


NOTE 9 - INCOME TAXES

The domestic and foreign components of statutory income (loss) before income taxes and extraordinary item are as follows:

--------------------------------------------------------------------------------
Year ended Dec. 31,                             1996         1995         1994
--------------------------------------------------------------------------------
Domestic                                    $(31,578)     $19,563      $31,324
--------------------------------------------------------------------------------
Foreign                                          628         (504)        (115)
--------------------------------------------------------------------------------
Total                                       $(30,950)     $19,059      $31,209
--------------------------------------------------------------------------------


The elements of the income tax provision (benefit) of the Company are as follows:

--------------------------------------------------------------------------------
Year ended Dec. 31,                             1996         1995         1994
--------------------------------------------------------------------------------
Current income taxes:
--------------------------------------------------------------------------------
    Federal                                  $(6,467)      $3,232      $12,616
--------------------------------------------------------------------------------
    State                                     (1,911)         813        3,044
--------------------------------------------------------------------------------
    Foreign                                      382          549           32
--------------------------------------------------------------------------------
                                             $(7,996)      $4,594      $15,692
--------------------------------------------------------------------------------
Deferred income taxes:
--------------------------------------------------------------------------------
    Federal                                 $(3,685)       $3,183      $(2,434)
--------------------------------------------------------------------------------
    State                                      (393)          618         (758)
--------------------------------------------------------------------------------
    Foreign                                    (174)         (773)           0
--------------------------------------------------------------------------------
                                            $(4,252)       $3,028      $(3,192)
--------------------------------------------------------------------------------
Income tax provision (benefit)              $12,248)       $7,622      $12,500
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First Alert, Inc. and Subsidiaries
(all dollar amounts in thousands unless
otherwise indicated, except per share data)






The tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities are as follows:
------------------------------------------------------------------------
At Dec. 31,                                            1996      1995
------------------------------------------------------------------------
ASSETS:
------------------------------------------------------------------------
    Foreign statutory operating losses                $ 1,861    $ 1,687
------------------------------------------------------------------------
    Advertising/promotion accruals                      3,342      2,209
------------------------------------------------------------------------
    Warranty and product related                        1,997      1,000
------------------------------------------------------------------------
    Other                                               3,827      2,803
------------------------------------------------------------------------
GROSS DEFERRED ASSETS                                 $11,027    $ 7,699
------------------------------------------------------------------------
------------------------------------------------------------------------
LIABILITIES:
------------------------------------------------------------------------
    Accelerated depreciation                          $(3,369)   $(4,293)
------------------------------------------------------------------------
GROSS DEFERRED LIABILITIES                            $(3,369)   $(4,293)
------------------------------------------------------------------------
    Valuation allowance                                  (517)      (517)
------------------------------------------------------------------------
NET ASSETS                                            $ 7,141    $ 2,889
------------------------------------------------------------------------

The Company has recorded a net deferred tax asset of $7,141 at December 31, 1996. Realization of the net deferred tax asset is dependent on generating sufficient future taxable income. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

        Reconciliations of the differences between income taxes computed at the Federal statutory rates and consolidated income tax provision (benefit) are as follows:

----------------------------------------------------------------------------
Year ended Dec. 31,                           1996         1995       1994
----------------------------------------------------------------------------
Income taxes computed at Federal
statutory rate (35%)                        $(10,833)     $6,671     $10,923
----------------------------------------------------------------------------
State taxes, net of Federal benefit           (1,497)        930       1,485
----------------------------------------------------------------------------
Foreign losses and rate differentials            (12)        (48)         72
----------------------------------------------------------------------------
Other, net                                        94          69          20
----------------------------------------------------------------------------
INCOME TAX PROVISION (BENEFIT)              $(12,248)     $7,622     $12,500
----------------------------------------------------------------------------

NOTE 10 - RETIREMENT PLANS

The Company has retirement plans covering substantially all U.S. employees of its subsidiaries. No other post-retirement benefits are offered to retirees.
        Eligible U.S. employees may participate in the Company's defined contribution plans. Company contributions to the plans are based upon a percentage of the employee contribution and vest over a five-year period commencing with date of employment. Such contributions amounted to $210, $154 and $169 for the years 1996, 1995 and 1994, respectively.
        There are two non-contributory defined benefit plans covering substantially all U.S. employees. Benefits are based on years of service and annual compensation as defined by such plans. Employees vest in plan benefits after five years of service.

        Pursuant to the terms of the purchase agreement with Pittway, all retirement obligations earned by Company employees through July 31, 1992, were retained by Pittway. Obligations arising subsequent to that date are the responsibility of the Company. Pension costs recorded for the fiscal years
1996, 1995 and 1994 aggregated $379, $346 and $288, respectively. The components of net pension cost for the fiscal years 1996, 1995 and 1994 consist of:
------------------------------------------------------------------------
YEAR ENDED DEC. 31,                         1996       1995     1994
------------------------------------------------------------------------
Service cost of benefits earned
during the year                            $ 378      $ 328     $ 282
------------------------------------------------------------------------
Interest cost on projected
benefit obligation                            74         50        35
------------------------------------------------------------------------
Return on plan assets                       (188)      (172)       (7)
------------------------------------------------------------------------
Net amortization and deferred
gains and losses                             115        140       (22)
------------------------------------------------------------------------
NET PENSION COST                           $ 379      $ 346     $ 288
------------------------------------------------------------------------
------------------------------------------------------------------------
Discount rate                                7.0%       7.0%      7.0%
------------------------------------------------------------------------
Rate of compensation increase                5.0%       5.0%      5.0%
------------------------------------------------------------------------
Long-term rate of return on assets           7.0%       7.0%      7.0%
------------------------------------------------------------------------

A reconciliation of the funded status of the plans is as follows:

------------------------------------------------------------------------
At Dec. 31,                                             1996      1995
------------------------------------------------------------------------
Actuarial present value of
benefit obligations:
------------------------------------------------------------------------
    Vested benefit obligation                         $  878    $  658
------------------------------------------------------------------------
    Non-vested benefit obligation                        197        47
------------------------------------------------------------------------
ACCUMULATED BENEFIT OBLIGATION                         1,075       705
------------------------------------------------------------------------
Projected benefit obligation                           1,500     1,022
------------------------------------------------------------------------
PLAN ASSETS AT FAIR VALUE                              1,498     1,050
------------------------------------------------------------------------
Plan assets less than
(in excess of ) projected benefit obligation               2       (28)
------------------------------------------------------------------------
Unrecognized net gain                                    145        57
------------------------------------------------------------------------
ACCRUED PENSION COST INCLUDED
IN THE CONSOLIDATED BALANCE SHEET                     $  147     $  29
------------------------------------------------------------------------

The cost of benefit plans covering non-U.S. employees is not significant.

NOTE 11 - STOCK OPTIONS

Following the Acquisition, the Company established the 1992 Time Accelerated Restricted Stock Option Plan ("1992 Plan") under which it is authorized to grant non-qualified options to purchase shares of Company common stock at a price equal to the market value of a share of such stock on the date of grant. Such options vest over a five-year period if certain provisions are met and are generally exercisable once vested, or, in the case of a terminated employee, become exercisable pursuant to the terms of the plan.
        During 1994, the Company established the 1994 Stock Option Plan
("1994 Plan") which provides for the grant of options to purchase up to 1,226,666 shares of common stock. The 1994 Plan allows for the issuance of incentive stock options and non-qualified options. Options granted under the 1994 Plan are generally issued at an exercise price of not less than the curre nt market price and vest over periods determined by the Board of Directors. Under the 1994 Plan, no option shall be exercisable after ten years from the date on which it was granted.
        During 1996, the Company established the Nonqualified Stock Option Plan for Non-Employee Directors ("Non-Employee Director Plan") which provides for the grant of options for the purchase of an aggregate of 100,000 shares of common stock by all independent directors of the Company. Options to purchase 8,694 shares of common stock at an exercise price of $3.97 per share were granted in 1996 under the Non-Employee Director Plan, and are outstanding at December 31, 1996. Options granted under the Non-Employee Director Plan are generally granted at an exercise price of one half of the market price of a share of common stock at the date of grant and become fully exercisable on the first anniversary of the date of grant except that options granted in 1996 became exercisable on July 26, 1996. Under the Non-Employee Director Plan, options expire ten years after the date granted.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                         (all dollar amounts in thousands unless
                                     otherwise indicated, except per share data)
                                              First Alert, Inc. and Subsidiaries




During 1996, the Company granted options for 114,000 shares at a price of $6.06 per share. These options have a time-based vesting schedule. The Company also granted options for 200,000 shares at a price of $6.06 per share which will only become exercisable in the event of a change in control of the Company consummated on or before December 31, 1997. These options were granted apart from any Company stock option plan. The exercise price of these options represents the market price of the Company's common stock at the date of grant and their fair value at the date of grant was $2.92 per share using the Black-Scholes option pricing model. All 314,000 options were outstanding at December 31, 1996. Such options are not exercisable after ten years from the date on which they were granted. In February 1997, the holder of all 314,000 options was given the opportunity to exchange these options for 314,000 newly granted options at a price of $ 3.19 per share.

Stock option activity for fixed plans is as follows:
--------------------------------------------------------------------------------
Year ended Dec. 31,                       1996          1995            1994
--------------------------------------------------------------------------------
Outstanding at beginning of period     1,541,864     1,238,364       1,149,990
--------------------------------------------------------------------------------
Granted                                  814,194       324,000         455,870
--------------------------------------------------------------------------------
Exercised                               (140,000)      (17,500)       (158,830)
--------------------------------------------------------------------------------
Cancelled                               (628,834)       (3,000)       (208,666)
--------------------------------------------------------------------------------
Outstanding at end of period           1,587,224     1,541,864       1,238,364
--------------------------------------------------------------------------------
Options exercisable at end of year       643,457       725,963         476,496
--------------------------------------------------------------------------------

The weighted average exercise price per share related to this stock option activity is as follows:
--------------------------------------------------------------------------------
Year ended Dec. 31,                       1996          1995            1994
--------------------------------------------------------------------------------
Outstanding at beginning of period        $ 6.34        $ 4.25           $1.61
--------------------------------------------------------------------------------
Granted                                     6.83         14.12            8.77
--------------------------------------------------------------------------------
Exercised                                   1.61          1.61            1.61
--------------------------------------------------------------------------------
Cancelled                                  10.00         13.50            1.61
--------------------------------------------------------------------------------
Outstanding at end of period              $ 5.55        $ 6.34           $4.25
--------------------------------------------------------------------------------
Options exercisable at end of year        $ 3.59        $ 2.74           $1.61
--------------------------------------------------------------------------------

The weighted average fair value of options granted under fixed plans was $3.13 per share in 1996 and $6.59 per share in 1995 using the Black-Scholes option pricing model.

The following tables summarize information about employee stock options outstanding for fixed plans at December 31, 1996:

--------------------------------------------------------------------------------
                                   Options Outstanding:
                   -------------------------------------------------------------
Range of           Shares Outstanding   Weighted-Average    Weighted-Average
Exercise Price      at Dec. 31, 1996     Remaining Life      Exercise Price
--------------------------------------------------------------------------------
$ 1.61 -  8.50         1,481,224            9.6 years             $ 5.00
--------------------------------------------------------------------------------
 12.13 - 13.50           106,000              8 years              13.34
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   Options Exercisable:
                   -------------------------------------------------------------
Range of           Shares Exercisable              Weighted-Average
Exercise Price      at Dec. 31, 1996               Exercise Price
--------------------------------------------------------------------------------
$ 1.61 -  8.50            616,957                       $ 3.17
--------------------------------------------------------------------------------
 12.13 - 13.50             26,500                        13.34
--------------------------------------------------------------------------------

In February 1997, the holders of 614,202 options under the 1994 Plan were given the opportunity to exchange those options for 614,202 newly granted options at a price of $3.19 per share. These new options will vest over a period of four years commencing on the date of grant.
        Shares of common stock have been reserved for future issuance under all of the foregoing options.

The Company applies APB Opinion No. 25 and related interpretations in accounting for the aforementioned stock plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans while compensation expense has been recognized for its compensatory plans. Had compensation cost for the Company's fixed stock option plans been determined based on the fair value based method, as defined in Statement No. 123, the Company's net earnings and earnings per share would not be significantly different from thos e reported and consequently pro forma amounts have not been disclosed.
        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants: expected volatility of 29.3% in 1996 and 28.0% in 1995; expected lives of seven years for both 1996 and 1995 and risk free interest rate of 6.4% in 1996 and 7.8% in 1995. It has been assumed that no dividends will be paid for the expected term of the options.

NOTE 12 - LEASE COMMITMENTS

The Company leases certain warehouses, office space and equip-ment under noncancelable operating leases expiring at various dates through the year 2010. Minimum annual rental commitments under all noncancelable leases for the next five years beginning with 1997 are as follows:

--------------------------------------------------------------------------------
 1997        1998        1999       2000          2001      Thereafter
--------------------------------------------------------------------------------
$3,476      $2,867      $2,843     $2,474        $2,165      $10,647
--------------------------------------------------------------------------------

Total rent expense including taxes, insurance and maintenance when included in rent amounted to $3,801, $2,681 and $1,177 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First Alert, Inc. and Subsidiaries
(all dollar amounts in thousands unless
otherwise indicated, except per share data)





NOTE 13 - CONTINGENCIES
In November 1994, the Company and certain of its officers and directors were named as defendants in four purported class action lawsuits filed in the United States District Court for the Northern District of Illinois, Eastern Division. The plaintiffs in these actions, pursuant to a Court order, filed a consolidated and amended complaint resulting in the consolidation of the four actions. The consolidated case is entitled GILBERT ET AL. VS. FIRST ALERT,
INC. ET AL. ("GILBERT"). The amended complaint sought compensatory damages, costs and attorneys' fees on behalf of the purchasers of the Company's Common Stock during the period from October 12, 1994, through November 10, 1994. By order dated August 21, 1995, the Court certified the class. Subsequently, the plaintiff's motion to amend the complaint to expand the class period to September 20, 1994, through December 7, 1994, was granted and a second consolidated and amended complaint was filed on January 16, 1996. The new class was certified by the Court. The complaint alleges generally that the Company and other defendants disseminated false and misleading information to the investing public regarding the FIRST ALERT[Registered Trademark] Carbon Monoxide Detector in connection with an anticipated secondary public offering of the Company's Common Stock in late 1994 in violation of various provisions of the Securities Exchange Act of 1934 and the rules promulgated thereunder. The Registration Statement with respect to the proposed secondary public offering was declared effective by the Securities and Exchange Commission on November 9, 1994, but was subsequently withdrawn by the Company at the request of the selling stockholders. The public offering was solely to facilitate the sale of shares by certain selling stockholders and the Company would not have received any proceeds therefrom.
        The Company vigorously contested all claims and denied liability. Nevertheless, to avoid further expense and the burdens of litigation, in November 1996, the Company agreed to a tentative settlement of the consolidated class actions. An executed settlement agreement was filed with the Court on February 11, 1997, and the Court entered an order on February
25, 1997, giving preliminary approval to the settlement.
        Pursuant to the Court's February 25, 1997, order, members of the class have until May 12, 1997, to opt out of the class and until July 28, 1997, to file proofs of claim if they wish to receive a share of the settlement amount. The Court will hold a hearing on June 20, 1997, at which the fairness of the settlement will be considered and the Court will determine whether to give final approval.
        Under the terms of the settlement agreement, defendants will pay a fixed amount per share to class members, depending on when they bought or sold their shares, with a maximum amount of $3 million (including attorney's fees and costs for class counsel) to be paid out in settlement. The effect of the GILBERT complaint did not have a material effect on the Company's financial results for any period and adequate reserves exist at December 31, 1996, for the Company's share of the settlement amount.
        A purported class action entitled BETLEY ET AL. VS. FIRST ALERT, INC. ("BETLEY") was filed in the Circuit Court of Cook County, Illinois on January 3, 1995, against the Company alleging common law fraud, breach of warranties and a statutory violation of the Illinois Consumer Fraud Act, all related to alleged defects in the original FIRST ALERT Carbon Monoxide Detector (Model
FACO) design and the manner in which the detector was marketed. The Company does not believe the plaintiffs claim any personal injuries or property damage; nor do they claim their detectors failed to detect dangerous levels of carbon monoxide. Instead, they claim (i) that the Company failed to disclose that the product alarms in non-life threatening conditions (which they say is a "nuisance"), (ii) that the Company falsely proclaims the product resets "automatically" when, in fact, the product can take several hours or days to reset after it has gone into alarm and (iii) that the Company falsely claims the product met Underwriters Laboratories' listing criteria for residential carbon monoxide detectors in effect at the time the Model FACO was manufactured. They seek a refund of their purchase price, other out-of-pocket expenses, punitive damages and attorneys' fees. The Company has raised numerous defenses to this claim and will continue to oppose it forcefully.
        In February 1997, the Company and its wholly-owned subsidiary, BRK Brands, Inc., were named as defendants in a purported class action lawsuit entitled HOULIHAN ET AL. VS. FIRST ALERT, INC. ET AL. ("HOULIHAN") in the Circuit Court of Cook County, Illinois, alleging breach of express warranty and statutory violations of various states' consumer protection statutes due to alleged misrepresentations and product defects involving FIRST ALERT
Carbon Monoxide Detectors. The Company does not believe the plaintiffs claim any personal injuries or property damage; nor do they claim specifically that their detectors failed to detect dangerous levels of carbon monoxide. Rather, they seek "rescissionary damages" and attorneys' fees. The Company is still evaluating this lawsuit but believes it to be without merit and, thus, the Company will vigorously defend the case.
        In addition to the GILBERT, BETLEY and HOULIHAN actions, the Company and its subsidiaries, including BRK Brands, Inc., are parties to various product liability and other types of lawsuits and are from time to time subject to investigations by various governmental agencies. Although the ultimate liabilities, if any, arising out of the GILBERT, BETLEY, HOULIHAN and other pending legal actions or investigations cannot presently be determined, based on its past experience and assessment of such matters, the Company believes that the outcome of these matters will not have a material adverse effect on the Company's financial position.

NOTE 14 - RELATED PARTY TRANSACTIONS
Certain administrative fees were paid to Thomas H. Lee Company aggregating
$195, $326 and $216, for the years ended December 31, 1996, 1995 and 1994, respectively.
        The FIRST ALERT trademark is owned by the First Alert Trust in which the Company has a 75% beneficial interest. The Company entered into a license agreement with the First Alert Trust and Pittway which permits the Company in perpetuity and on an exclusive, royalty-free basis, to manufacture and market under the FIRST ALERT brand name any products other than products which are designed to be monitored by an alarm or building control system or to work in conjunction with a communications panel or other building control system ("Professional Products"). Pittway owns the remaining 25% beneficial interest in the First Alert Trust and is a party to such license agreement with the First Alert Trust under which Pittway has, in perpetuity, an exclusive, royalty-free license to manufacture and market Professional Products under the FIRST ALERT PROFESSIONAL[Registered Trademark] and FIRST ALERT PROFESSIONAL SECURITY SYSTEM[Registered Trademark] brand names. Either Pittway or the Company may terminate their further obligations and rights under the license by providing notice to the other party.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                         (all dollar amounts in thousands unless
                                     otherwise indicated, except per share data)
                                              First Alert, Inc. and Subsidiaries


NOTE 15 - SEGMENT INFORMATION
The Company operates in one segment - residential safety products.

        Presented below is information on the geographic areas in which the Company operates. Sales between geographic areas are made at approximate arms-length prices.

----------------------------------------------------------------------
GEOGRAPHIC AREAS
----------------------------------------------------------------------
                           YEAR ENDED DEC. 31, 1996   AT DEC. 31, 1996
                           -------------------------------------------
                                          OPERATING     IDENTIFIABLE
                           NET SALES    INCOME (LOSS)      ASSETS
----------------------------------------------------------------------
United States              $188,363     $(25,382)        $167,824
----------------------------------------------------------------------
Europe                       16,877         (278)           7,315
----------------------------------------------------------------------
Other                        18,120         (838)          11,352
----------------------------------------------------------------------
    Elimination            (17,753)          (21)              --
----------------------------------------------------------------------
TOTAL                      $205,607     $(26,519)        $186,491
----------------------------------------------------------------------

                           Year ended Dec. 31, 1995   At Dec. 31, 1995
                           -------------------------------------------
                                          Operating     Identifiable
                           Net sales    income (loss)      assets
----------------------------------------------------------------------
United States              $225,430     $20,511          $187,045
----------------------------------------------------------------------
Europe                       16,964      (1,840)            5,961
----------------------------------------------------------------------
Other                        23,661       1,807            13,987
----------------------------------------------------------------------
    Elimination             (19,789)        (45)               --
----------------------------------------------------------------------
TOTAL                      $246,266     $20,433          $206,993
----------------------------------------------------------------------
                           Year ended Dec. 31, 1994   At Dec. 31, 1994
                           -------------------------------------------
                                          Operating     Identifiable
                           Net sales    income (loss)      assets
----------------------------------------------------------------------
United States              $244,412     $35,166          $152,086
----------------------------------------------------------------------
Europe                       21,804        (783)            8,955
----------------------------------------------------------------------
Other                        19,987         550            11,264
----------------------------------------------------------------------
    Elimination             (37,799)        (21)               --
----------------------------------------------------------------------
TOTAL                      $248,404     $34,912          $172,305
----------------------------------------------------------------------

Operating income includes costs of goods sold, selling, general and administrative expenses, restructuring charge and depreciation and amortization expense.

NOTE 16 - STOCK SPLITS
On March 18, 1994, the Company consummated a 3.1 for 1 stock split.
On October 28, 1994, the Company consummated a 2 for 1 stock split effected as a 100% stock dividend. All shares and per share amounts for periods prior to the above mentioned dates included in these finan-cial statements have been adjusted retroactively to give effect to both stock splits.

NOTE 17 - QUARTERLY RESULTS (UNAUDITED)

Quarterly Results of Operations for the years ended December 31, 1996 and 1995 are shown below:

--------------------------------------------------------------------------
                                                 1996
--------------------------------------------------------------------------
                                         THREE MONTHS ENDED
                           -----------------------------------------------
                           MAR. 31      JUNE 30    SEPT. 30       DEC. 31
--------------------------------------------------------------------------
Net sales                  $55,489      $28,981    $60,860        $60,277
--------------------------------------------------------------------------
Gross profit                15,351        6,579     24,276          8,790
--------------------------------------------------------------------------
Net income (loss)           (4,501)      (5,937)     2,203        (10,467)
--------------------------------------------------------------------------
Net income (loss)
--------------------------------------------------------------------------
per share                    (0.18)       (0.24)      0.09          (0.43)
--------------------------------------------------------------------------
Common stock
price range-
--------------------------------------------------------------------------
    High                    11.375         7.75      6.375          6.125
--------------------------------------------------------------------------
    Low                      6.375         4.00      4.375           3.00
--------------------------------------------------------------------------

--------------------------------------------------------------------------
                                                1995
--------------------------------------------------------------------------
                                         THREE MONTHS ENDED
                           -----------------------------------------------
                           MAR. 31      JUNE 30    SEPT. 30       DEC. 31
--------------------------------------------------------------------------
Net sales                  $62,814       $34,920    $72,178        $76,354
--------------------------------------------------------------------------
Gross profit                29,900        12,947     33,910         28,529
--------------------------------------------------------------------------
Net income (loss)            5,779        (1,012)     8,747         (2,077)
--------------------------------------------------------------------------
Net income (loss)
per share                     0.23         (0.04)      0.35          (0.08)
--------------------------------------------------------------------------
Common stock
price range-
--------------------------------------------------------------------------
    High                     17.00         15.75      18.50          17.50
--------------------------------------------------------------------------
    Low                       8.75        10.125     13.875           8.25
--------------------------------------------------------------------------

Income per share amounts for each quarter are required to be computed independently and, therefore, may not equal the amount computed for the entire year.
        Results of operations during the three months ended December 31, 1996, includes a pre-tax restructuring charge of $4,497, including inventory write-
down, and a pre-tax charge to operations of $4,972. The pre-tax charge to operations includes additional inventory related costs, anticipated product allowances for sales made prior to December 31, 1996, severance and asset impairment costs. Cost of goods sold during the three months ended December 31, 1995, includes a one-time pre-tax write-off of $3,500 relating to first generation carbon monoxide sensor inventories.

REPORT OF INDEPENDENT ACCOUNTANTS





     PRICE WATERHOUSE LLP     [LOGO]


     TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST ALERT, INC.

     In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of First Alert, Inc. and its subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




     /s/ Price Waterhouse LLP

     Chicago, Illinois
     March 21, 1997




MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS


     FIRST ALERT, INC. AND SUBSIDIARIES

     The financial statements of First Alert, Inc. and its subsidiaries, and all other information presented in this Annual Report, are the responsibility of the management of the Company. These statements have been prepared in accordance with generally accepted accounting principles consistently applied and reflect in all material respects the substance of events and transactions that should be included.

          Management is responsible for the accuracy and objectivity of the financial statements, including estimates and judgments reflected therein, and fulfills this responsibility primarily by establishing and maintaining accounting systems and practices adequately supported by internal accounting controls. Management believes that the internal accounting controls in use are satisfactory to provide reasonable assurance that the Company's assets are safeguarded, that transactions are executed in accordance with management's authorizations and that the financial records are reliable for the purpose of preparing financial statements.

          Independent accountants were selected by the Audit Committee of the Board of Directors to audit the financial statements in accordance with generally accepted auditing standards. Their audits include a review of internal accounting control policies and procedures for the purpose of determining the scope and timing of their audit procedures and selective tests of transactions.

          The Audit Committee meets regularly with management and the independent accountants to review matters relating to financial reporting, internal accounting controls and auditing. The independent accountants have unrestricted access to the Audit Committee.



     24